Exhibit (b)(4)(b)(2)

AMENDMENT OF ANNUITY CONTRACT

FOR USE AS A CHARITABLE REMAINDER UNITRUST

As of the Date of Issue, this Amendment is made a part of this annuity contract issued by The Northwestern Mutual Life Insurance Company. The contract is amended as follows:

1.	The phrase “the contract anniversary nearest the Annuitant’s 90th birthday” used in the definition of Optional Maturity Date in Section 1 GENERAL TERMS AND DEFINITIONS and in the Maturity Options and Optional Maturity Date paragraphs of Section 5.1 MATURITY BENEFIT is amended to “the contract anniversary nearest the Annuitant’s 99th birthday.”

2.	Phrases involving payments to the Annuitant are amended in Section 5.1 MATURITY BENEFIT as follows:

•	“payment of a monthly income under a payment plan chosen by the Owner” is amended to “payment of a monthly income to the Owner” in the first bullet in the Maturity Options subsection;

•	“pay a monthly income under a payment form chosen by the Owner” is amended to “pay a monthly income to the Owner” in the second paragraph in the Maturity Options subsection; and

•	“payments will be made” is amended to “payments will be made to the Owner” in the second paragraph in the Payment Of Maturity Benefit subsection.

Secretary
THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY

RR.V.NIMCRUT. (0803)